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                                                                       EXHIBIT 3



                                 NTT Rocky, Inc.

                                 101 Park Avenue
                                   41st Floor
                            New York, New York 10178

                                                                    May 15, 1998


Smith Barney Inc.
Credit Suisse First Boston
Donaldson, Lufkin & Jenrette Securities Corporation
c/o Smith Barney Inc.
    388 Greenwich Street
    New York, New York  10013

                  Re:      Agreement not to sell or otherwise
                           dispose of securities of Verio Inc.

Ladies and Gentlemen:

           The undersigned understands that Verio Inc. (the "Company") has filed a registration statement on Form S-1 (No. 333-47099) with the Securities and Exchange Commission in connection with the initial public offering (the "Offering") of Common Stock ("Shares") of the Company. The undersigned further understands that the Company proposes to enter into an underwriting agreement (the "Underwriting Agreement") with Smith Barney Inc., Credit Suisse First Boston Corporation and Donaldson, Lufkin & Jenrette Securities Corporation (collectively, the "Underwriters"), in connection with the Offering.

           In recognition of the benefit that such Offering will confer upon the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Offering, the undersigned hereby agrees, that, should the Offering be consummated, for a period of six months from the date of the Underwriting Agreement relating to such Offering, the undersigned will not, without the prior written consent of Smith Barney Inc., directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise dispose of or transfer any Shares of the Company or any securities convertible into or



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exchangeable or exercisable for the Shares of the Company, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Shares, whether any such swap transaction is to be settled by delivery of the Shares or other securities, in cash or otherwise.

           Notwithstanding the foregoing, nothing in this letter shall prohibit or restrict the undersigned or any Affiliate of the undersigned from selling or otherwise transferring any Shares of the Company to any Affiliate of the undersigned, provided that each such Affiliate of the undersigned acquiring Shares of the Company execute a lock-up agreement in the form of this letter concurrently with the consummation of any such sale or transfer to such Affiliate. For purposes of this letter, an "Affiliate" of the undersigned shall mean Nippon Telegraph and Telephone Corporation, a company incorporated under the laws of Japan ("NTT"), and each direct or indirect wholly-owned subsidiary of NTT.

                                             Sincerely,

                                             NTT ROCKY, INC.


                                             /s/  KEISUKE NAKASAKI
                                             -------------------------
                                             Name:   Keisuke Nakasaki
                                             Title:  President